Exhibit 99.1

FOR IMMEDIATE RELEASE

[SMITHFIELD LOGO]

SMITHFIELD FOODS AGREES TO PURCHASE

FARMLAND FOODS BUSINESS

—Definitive Agreement Supported by Farmland’s Official Creditors

Committees –

—Acquisition Will Provide Value, Security and Stability for Farmland’s

Creditors, Hog Producers, Employees and Communities –

—Sale Agreement for Final Farmland Asset Clears Path for Farmland to

Propose Plan to Resolve Creditors’ Claims and Conclude Bankruptcy Case –

Smithfield, Va., July 15, 2003 – Smithfield Foods, Inc. (NYSE: SFD) today announced that it has entered into a definitive asset purchase agreement with Farmland Industries, Inc. under which Smithfield will acquire substantially all of the assets, and certain liabilities, of Farmland Foods, Farmland’s pork production and processing business, for approximately $363.5 million in cash.

The definitive agreement is supported by Farmland’s Official Committee of Unsecured Creditors, which represents trade creditors, and Farmland’s Official Committee of Bondholders, both appointed in Farmland’s Chapter 11 bankruptcy case.

Farmland and the Official Committees chose Smithfield as the “stalking horse” bidder after conducting an extensive marketing process with other potential acquirers, and after also giving careful consideration to the alternative of reorganizing the company around Farmland Foods. The Smithfield transaction provides the greatest opportunity to generate the highest available value to creditors, in addition to offering security and stability to the employees, independent hog producers, customers and communities of Farmland Foods.

Specifically, the transaction between Farmland and Smithfield:

-	Honors all current Farmland Foods hog production contracts giving Farmland’s independent hog producers the certainty and security of contractual supply relationships. Smithfield and Farmland Foods also will remain committed to purchasing significant numbers of hogs on the open market;
-	Preserves the jobs of Farmland Foods’ 6,100 employees;
-	Recognizes the UFCW at all of Farmland’s unionized facilities;
-	Ensures all Farmland Foods’ production facilities remain open and in operation at current production levels, and that all Farmland customers will continue to be served without interruption;
-	Keeps Farmland Foods as a stand-alone business operated by its current management. George H. Richter will continue as President and Chief Operating Officer of Farmland Foods;
-	The current Farmland Foods management team and headquarters employees will remain based in Kansas City;
-	Preserves and invests in the Farmland brand;

-	Maintains healthy competition in the pork industry. Smithfield’s share of the pork industry when combined with Farmland’s will be approximately 27%, substantially lower than some companies’ market shares in the poultry and beef industries; and
-	Provides Farmland’s independent producers, employees, customers, and communities with the comfort of knowing that Farmland Foods is financially strong.

In addition, Smithfield has offered to assume the Farmland Foods pension plan.

“We are proud that Smithfield has been given the opportunity to purchase Farmland Foods,” said Joseph W. Luter, III, Smithfield’s Chairman and Chief Executive Officer. “Though our businesses serve complementary regions, we know Farmland Foods to be an excellent company with a great brand name, efficient pork processing operations, a substantial value-added processed meats business, and a growing case-ready franchise. We have tremendous respect for the quality of its management team, its people, its independent hog producers, its union representatives and its brand. With the strong financial foundation of Smithfield, Farmland Foods will be well positioned to thrive and to continue supporting the many people and communities who have come to depend on it.”

The agreement is subject to customary Bankruptcy Court approval of Smithfield as a “stalking horse” bidder in a competitive auction process, customary regulatory approvals, including clearance under antitrust rules, and other customary closing conditions.

“Given the benefits of this transaction to Midwest farmers and American consumers, and the size of this transaction in relation to other livestock industry transactions that have been approved by regulators in the past, we see no antitrust issues that should delay the closing and thus the resolution of creditors’ claims,” said Mr. Luter.

Farmland Foods has annual sales of $1.8 billion. For the first six months of fiscal 2003, ended February 28, Farmland Industries reported that its pork production and processing business had income from continuing operations of $20.3 million. Smithfield stated that it expects the transaction to be accretive to its shareholders immediately after closing.

Pending approvals, the sale is expected to be completed in approximately 75 days, unless a higher offer is received. With the agreement to sell Farmland Foods, Farmland Industries has either completed or pending sale agreements for substantially all of its assets. Upon the closing of Farmland’s asset sales, it is anticipated that Farmland will propose a plan to its creditors calling for it to disburse the proceeds of the sales and other cash assets of the estate to its creditors.

Farmland’s next step will be to file the agreement with the Bankruptcy Court. At a court hearing, Farmland will ask U.S. District Court Judge Jerry Venters to approve bid and auction procedures for Farmland Foods and set a time to qualify other potential bidders. In preparation for an auction, Farmland will begin providing information to other potential participants. Farmland has indicated that it anticipates completing the sale of Farmland Foods later this fall, and that it continues to anticipate filing an Amended Plan of Reorganization and Disclosure Statement by the end of the month.

With annualized sales of $8 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

Contact:

Jerry Hostetter, Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

Sherlyn Manson, Farmland Industries, Inc.

(816) 713-6230

slmanson@farmland.com